Exhibit 10.9

EXECUTION COPY

$1,000,000,000

5-YEAR REVOLVING CREDIT AGREEMENT

Dated as of June 11, 2007

Among

KKR PEI INVESTMENTS, L.P.,

as Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS CREDIT PARTNERS, L.P.

and

MORGAN STANLEY BANK

as Joint Lead Arrangers and Joint Bookrunners

T A B L E   O F   C O N T E N T S

i

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SCHEDULES

Schedule I	Lenders and Commitments
Schedule II	Existing Liens
Schedule III	Portfolio Investments
Schedule IV	Portfolio Limitations
Schedule V	Valuation Criteria
Schedule VI	Investment Strategies
Schedule VII	Mandatory Cost Rate
Schedule VIII	Subsidiaries

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Guarantee and Security Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D-1	Form of Opinion of Special Guernsey Counsel to Obligors
Exhibit D-2	Form of Opinion of Special New York Counsel to Obligors
Exhibit D-3	Form of Opinion of Special New York Counsel to the Administrative Agent
Exhibit E	Form of New Lender Assumption Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Borrowing Base Certificate

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REVOLVING CREDIT AGREEMENT dated as of June 11, 2007 (this “Agreement”) among KKR PEI INVESTMENTS, L.P., a Guernsey limited partnership (the “Borrower”) (acting through its general partner, KKR PEI Associates, L.P., a Guernsey limited partnership acting through its general partner, KKR PEI GP Limited, a Guernsey limited company), each of the Lenders (as defined below), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to make revolving credit loans to the Borrower in aggregate amount of up to $1,000,000,000 (or the equivalent in one or more Alternate Currencies as hereinafter defined) at any one time outstanding (subject to increase as herein provided), and the Lenders are willing to make such loans on and subject to the terms and conditions set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“ABR” means a fluctuating interest rate per annum which shall at any time be the higher of:

(i)  the rate of interest announced publicly by Citibank, N.A. as its base rate in effect at its principal office in New York, New York; and

(ii)  1/2 of 1% per annum above the Federal Funds Rate.

“ABR Loan” means, at any time, a Loan which bears interest at rates based upon the ABR.

“Administrative Agent” has the meaning specified in the introduction hereto.

“Administrative Agent’s Account” means, with respect to any Currency, the account of the Administrative Agent for such Currency most recently designated by it as such by notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with such specified Person.

“Aggregate Borrowing Availability” means, at any time, the lesser of (a) the Aggregate Facility Amount at such time and (b) the sum of the Tranche A Borrowing Base and the Tranche B Borrowing Base at such time, reduced by the sum of the Total Credit Exposure for both Tranches at such time.

“Aggregate Facility Amount” means, at any time, the aggregate amount of the Commitments then in effect.  The initial Aggregate Facility Amount is $1,000,000,000.

“Alternate Currency” means the Euro, British Pounds Sterling, Canadian Dollars and Japanese Yen and any other currency acceptable to the Lenders that is freely convertible into Dollars and available to be borrowed in the London interbank market.

“Alternate Currency Equivalent” means, with respect to any amount in Dollars, the amount of an Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate specified in the definition of “Dollar Equivalent”, as determined by the Administrative Agent, each such determination to be conclusive and binding on the parties in the absence of manifest error.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Loan.

“Applicable Margin” refers to the Tranche A Applicable Margin or the Tranche B Applicable Margin, as the context requires.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section  9.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section  2.05(c).

“Availability” refers to Tranche A Availability or Tranche B Availability, as the context requires.

“Availability Period” means the period from the Closing Date until the earlier of (i) the Commitment Termination Date and (ii) the date of termination of the Commitments.

“Borrower” has the meaning specified in the introduction hereto.

“Borrower General Partner” means KKR PEI Associates, L.P., a Guernsey limited partnership and the general partner of the Borrower.

“Borrower GP Partnership Agreement” means the Limited Partnership Agreement relating to the Borrower General Partner, as from time to time amended.

“Borrower Partnership Agreement”  means the Amended and Restated Limited Partnership Agreement dated 2 May 2007 relating to the Borrower, as from time to time amended.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders to the Borrower pursuant to Section 2.01.

“Borrowing Base” means, for each Tranche, the aggregate Borrowing Base Value of all Eligible Portfolio Investments allocated to such Tranche as specified in Schedule III after applying thereto the Portfolio Limitations, as set forth in the then most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(a)(iv).

“Borrowing Base Certificate” means a certificate signed by a Financial Officer, in substantially the form of Exhibit G, delivered to the Administrative Agent.

“Borrowing Base Value” means, for any Eligible Portfolio Investment, the Value of such Eligible Portfolio Investment multiplied by the Specified Percentage for Eligible Portfolio Investments of the relevant category.

“Business Day” means (a) a day on which commercial banks are not authorized by law or required to close in New York City, (b) if such day relates to a Eurocurrency Loan denominated in Dollars, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market, (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for a Eurocurrency Loan denominated in an Alternate Currency (other than Euros), or a notice with respect thereto, that is also a day on which commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Currency, and (d) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for a Eurocurrency Loan denominated in Euros, or a notice with respect thereto, that is also a Target Operating Day.

“Capital Lease Obligations” of a Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption of any law, rule, regulation or treaty, or of any change in applicable law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority having jurisdiction.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 have been satisfied or waived in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in the Guarantee and Security Agreement.

“Commitment” means, as to each Lender, the commitment of such Lender to make Loans to the Borrower under Section 2.01(a)(i) in an aggregate amount at any one time outstanding up to the amount set forth opposite such Lender’s name on Schedule I or, if such Lender has entered into an Assignment and Assumption, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.05(b) or increased pursuant to Section 2.05(c).

“Commitment Increase” and “Commitment Increase Date” have the meanings assigned to those terms in Section 2.05(c)(i).

“Commitment Percentage” means, with respect to any Lender, at any time, the percentage of the Aggregate Facility Amount represented by such Lender’s Commitment; provided, that if the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Commitment Termination Date” means the date five (5) years after the Closing Date, provided that if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

“Consolidated” refers to the consolidation of accounts of a Person and its Subsidiaries in accordance with GAAP.

“Continuation”, “Continue” and “Continued” refer to a continuation of Eurocurrency Loans from one Interest Period to the next Interest Period pursuant to Section  3.05(b).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 3.04 or Section 3.05.

“Currencies” means, collectively, Dollars and the Alternate Currencies.

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Dollar Equivalent” means, on any date, with respect to any amount denominated in an Alternate Currency, the amount of Dollars that would be required to purchase such amount of such Alternate Currency at or about 11:00 a.m., Local Time, on such date, for delivery two Business Days later, as determined by the Administrative Agent on the basis of the spot selling rate for the offering of such Alternate Currency for Dollars in the London foreign exchange market, all determinations thereof by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

“Dollars” and “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent and the Issuing Lender and, unless an Event of Default of the kind referred to in Section 7.01(a), 7.01(b), 7.01(g) or 7.01(h) has occurred and is continuing, by the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Portfolio Investment” means a Portfolio Investment that is subject to a perfected first priority Lien in favor of the Administrative Agent pursuant to the Guarantee and Security Agreement (provided any Portfolio Investment held by an Obligor that is then subject to proceedings of the kind described in Section 7.01(g) or 7.01(h) shall be excluded from the definition of “Eligible Portfolio Investment”).  For a Portfolio Investment to be an “Eligible Portfolio Investment” (i) (A) in the case of any Portfolio Investment that is carried in a securities account located in the United States such account shall be subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent, or (B) such Portfolio Investment shall otherwise be in the control (as defined in Section 8-106 of the NYUCC) of the Administrative Agent, (ii) in the case of any Portfolio Investment that is held in a jurisdiction outside the United States such Portfolio Investment shall be subject to a valid first and prior perfected Lien (pursuant to the Guarantee and Security Agreement or pursuant to a security agreement in form and substance reasonably satisfactory to the Administrative Agent under the laws of such jurisdiction) in favor of the Administrative Agent under the laws of such jurisdiction and (iii) in the case of any Portfolio Investment in an Investment Fund (to the extent neither clause (i) or (ii) above is satisfied), the Investment Fund Payment Rights in respect of such Portfolio Investment and the related Investment Fund Payment Account shall each be subject to a valid first and prior perfected Lien (pursuant to the Guarantee and Security Agreement or pursuant to a security agreement in form and substance reasonably satisfactory to the Administrative Agent under the laws of such jurisdiction where such Portfolio Investment is held, or other applicable law as the Administrative Agent may determine) in favor of the Administrative Agent, and such Investment Fund Payment Account shall be subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent; provided, that in the case of any Portfolio Investment referred to in clause (ii) or (iii) above held in a jurisdiction outside the United States, the Administrative Agent has received a legal opinion in form and substance reasonably satisfactory to the Administrative Agent of counsel in such jurisdiction or jurisdictions confirming the validity and first priority of such Lien under the laws of the relevant jurisdiction or jurisdictions.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurocurrency Loan” means, at any time, a Loan which bears interest at rates based upon the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Loan denominated in a particular Currency comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum for deposits in such Currency having a maturity closest to such Interest Period which appears on the relevant Screen Page as of 11:00 a.m., London time, on the day two Business Days prior to the first day of such Interest Period; provided, that, if such rate does not appear on the relevant Screen Page for such Interest Period, the Eurocurrency Rate for that Interest Period will be the arithmetic mean of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in such Currency having a maturity closest to such Interest Period are offered by the principal London office of each Reference Bank at approximately 11:00 a.m., London time, on the day that is two Business Days preceding the first day of such Interest Period to prime banks in the London interbank market in a principal amount of $5,000,000 (or, in the case of a Eurocurrency Loan denominated in an Alternate Currency, the equivalent thereof in such Alternate Currency, rounded to the nearest 1,000 units of such Alternate Currency);  provided, that the Eurocurrency Rate for any Eurocurrency Loan denominated in an Alternate Currency that is loaned by a Lender from an office in the United Kingdom for any Interest Period shall be the sum of (i) the rate referred to above plus (ii) the MCR Cost.

“Eurocurrency Rate Reserve Percentage” of any Lender means, for any Interest Period for any Eurocurrency Loan, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term comparable to such Interest Period.

“Euro” has the meaning assigned to that term in Section 9.17.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Investments” means those individual Portfolio Investments or groups of Portfolio Investments identified by the Borrower, in its sole discretion, by notice to the Administrative Agent from time to time as not being included in the calculation of the Borrowing Base for the relevant Tranche nor made subject to the representations and warranties set forth in Article V, the covenants set forth in Article VI or other provisions of the Loan Documents applicable to Portfolio Investments that are included in the Borrowing Base for such Tranche.

“Excluded Investment Financing” means any financing incurred by an Obligor that is secured by any Excluded Investment (and that is not secured by any of the Collateral).

“Excluded Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed on or measured by its overall net income, overall gross income or overall gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) or capital taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending office is located.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated June 5, 2007, between the Borrower and Citigroup Global Markets Inc., providing for the payment of certain fees in connection with this Agreement.

“Financial Officer” means the chief financial officer, principal financial officer, treasurer, controller or a director of the ultimate general partner of the Borrower, which is the Managing Investment Partner as of the Closing Date.

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof (including Guernsey), whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Security Agreement” means an agreement among the Obligors and the Administrative Agent in substantially the form of Exhibit  B, as from time to time amended.

“Guarantors” means, at any time, collectively, those Wholly-Owned Subsidiaries of the Borrower that have been formed by the Borrower (and identified by the Borrower to the Administrative Agent) for the purpose of being the sole beneficial owners of the Portfolio Investments of the Borrower, and that are parties to the Guarantee and Security Agreement.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other derivative transaction.

“Increasing Lender” shall have the meaning assigned to that term in Section 2.05(c).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness at any time to be deemed to be an amount equal to the fair market value of the Property subject to such Lien if such Indebtedness has not been assumed), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of standby letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) the net liability of such Person in respect of Hedging Agreements.  The Indebtedness of a Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness for Borrowed Money” means Indebtedness of the kind referred to in clause (a), (b) or (h) of the definition of “Indebtedness” (or of the kind referred to in clause (f) or (g) thereof to the extent relating to Indebtedness for Borrowed Money).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Interest Period” means, for any Eurocurrency Loan, the period beginning on the date such Eurocurrency Loan is made, or Continued or Converted from an ABR Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below, and thereafter each subsequent period commencing on the last day of the immediately preceding Interest Period therefor and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each Interest Period shall be one, two, three or six months, as the Borrower may select by notice to the Administrative Agent no later than 12:00 noon (New York time) on:

(i)            the third Business Day prior to the first day of such Interest Period in the case of a Eurocurrency Loan denominated in Dollars, or

(ii)           the third Business Day prior to the first day of such Interest Period in the case of a Eurocurrency Loan denominated in an Alternate Currency.

Notwithstanding the foregoing:

(w)          if any Interest Period would otherwise commence before and end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date,

(x)            each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day, unless such next succeeding Business Day would fall in the succeeding month, in which case such Interest Period shall end on the next preceding Business Day,

(y)           each Interest Period that commences on the last day of a month (or on any day for which there is no numerically corresponding day in the appropriate subsequent month) shall end on the last Business Day of the appropriate subsequent calendar month, and

(z)            Interest Periods commencing on the same day for Eurocurrency Loans comprising part of the same Borrowing shall be of the same duration.

“Investment Fund” means any private equity fund, hedge fund, fund of funds or other similar alternative investment fund.

“Investment Fund Holder” means any holder of Equity Interests in an Investment Fund.

“Investment Fund Payment Account” means, with respect to any Investment Fund, an account established by the relevant Investment Fund Holder to which payments in respect of related Investment Fund Payment Rights are required to be directed.

“Investment Fund Payment Rights” means, in respect of any Portfolio Investment in an Investment Fund, any rights of an Investment Fund Holder to receive any distribution or payment made in respect of Equity Interests in such Investment Fund and in respect of any sale, redemption or other disposition thereof, including any accounts or general intangibles (as defined in the NYUCC) constituting or representing the same and all proceeds thereof.

“Investment Strategies” means the strategies for investments by the Borrower described in Schedule VI.

“Issuing Lender” means Wachovia Bank, N.A., and/or any other Lender from time to time designated as an Issuing Lender in a writing signed by such Lender, the Borrower and the Administrative Agent (Wachovia Bank, N.A. and such other Lender being collectively referred to herein as the “Issuing Lender” unless the context otherwise requires).

“KKR” means Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership.

“KPE” means KKR Private Equity Investors, L.P., a limited partnership organized under the laws of Guernsey.

“KPE General Partner” means KKR Guernsey GP Limited, a Guernsey limited company and the general partner of KPE.

“KPE Parties” means, collectively, KPE, the KPE General Partner, the Borrower, the Borrower General Partner and the Managing Investment Partner, or their successors as the case may be.

“L/C Exposure” means, at any time, the sum of (i) the aggregate undrawn face amount of all outstanding Letters of Credit and (ii) the aggregate amount of unreimbursed L/C Payments under all outstanding Letters of Credit (or, if applicable, the Dollar Equivalent thereof).

“L/C Payment” means a payment by an Issuing Lender of a draft or demand drawn under a Letter of Credit.

“L/C Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender for an L/C Payment pursuant to Section 2.02(d)(ii).

“L/C Related Documents” has the meaning specified in Section 2.02(c)(i).

“Lead Arrangers” means Citigroup Global Markets Inc., Morgan Stanley and Goldman Sachs Credit Partners L.P. as Joint Lead Arrangers and Bookrunners in connection herewith.

“Lender” means each bank or other financial institution listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 2.05(c) or 9.06.

“Letter of Credit” has the meaning specified in Section  2.02(a)(i).

“Letter of Credit Facility Amount” means $200,000,000.

“Lien” means, with respect to any Property, any lien on or security interest in such Property or any other preferential arrangement with respect thereto.

“Loan” has the meaning specified in Section 2.01(a)(i).

“Loan Documents” means, collectively, this Agreement, the Notes, the Guarantee and Security Agreement and the Fee Letter.

“Local Time” shall mean (a) with respect to any Loan denominated or any payment to be made in Dollars, New York time, and (b) with respect to any Eurocurrency Loan denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Majority Lenders” means, at any time, (a) Lenders holding more than 50% of the Commitments, or (b) if the Commitments have terminated, Lenders having collectively more than 50% of the sum of (i) aggregate amount of the unpaid principal amount of the Loans, (ii) participations in Swing Line Loans and (iii) L/C Exposure (computed at any time, in the case of Loans denominated in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent).

“Managing Investment Partner” means KKR PEI GP Limited, a Guernsey limited company and the general partner of the Borrower General Partner.

“Margin Stock” means “margin stock” within the meaning of Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition or operations of the Borrower or of the Obligors taken as a whole, (ii) the ability of any Obligor to perform any of its material obligations under any Loan Document or (iii) the material rights and remedies of the Administrative Agent or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness issued or incurred under any agreement or instrument (or series of related agreements or instruments) in an aggregate outstanding principal amount of $75,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“MCR Cost” shall mean, with respect to any Lender, in connection with Loans, if any, denominated in an Alternate Currency that are loaned by a Lender from an office in the United Kingdom, the cost imputed to such Lender of compliance with the Mandatory Cost Rate requirements of the Bank of England during the relevant period, determined in accordance with Schedule VII hereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender Assumption Agreement” means an assumption agreement entered into by the Borrower and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agreement.

“Note” has the meaning specified in Section 2.01(e).

“Notice of Borrowing” has the meaning specified in Section 2.01(b)(ii).

“Notice of Issuance” has the meaning specified in Section 2.02(c)(i).

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(f)  judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j); and

(g)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Guarantor;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investments” means assets of the kinds listed in Schedule III held by any Obligor.

“Portfolio Limitations” means the portfolio limitations specified in Schedule  IV.

“Principal Financial Center” means, for any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.

“Process Agent” has the meaning specified in Section 9.07(d).

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Reference Banks” means the principal London office of each of Citibank, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Register” has the meaning specified in Section 9.06(c).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Screen Page” means the display designated as Page 3740 or 3750, as the case may be, on the Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).  If at least two relevant rates appear on said Page 3740 or 3750 with respect to an Interest Period, the Eurocurrency Rate for that Interest Period will be based upon the arithmetic mean of such rates.

“Senior Secured Debt” means Indebtedness for Borrowed Money of the Obligors, on a Consolidated basis, that is not subordinated in right of payment to any other Indebtedness and that is secured by a Lien on Property of any Obligor.

“Senior Secured Debt to Total Assets Ratio” means, at any time, the ratio of (i) the aggregate outstanding principal amount of Senior Secured Debt (excluding Indebtedness under any Excluded Investment Financing) to (ii) Total Assets (excluding any Property of the kind referred to in Section 6.02(b)(ii), 6.02(b)(iii) or 6.02(b)(iv)).

“Services Agreement” means the services agreement among KKR, the Borrower, and the KPE Parties and the other parties thereto dated April 23, 2006, as from time to time amended.

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Specified Percentage” means, for each category of Portfolio Investment specified in Schedule III the percentage specified opposite the reference to such category in Schedule III.

“Subsidiary” means, at any time, any corporation, partnership, limited liability company or other entity of which at least a majority of the Voting Shares are at the time directly or indirectly owned or controlled by the Borrower or one or more Subsidiaries of the Borrower, or by the Borrower and one or more Subsidiaries of the Borrower.

“Swing Line Facility Amount” means $25,000,000.

“Swing Line Lender” means Citibank, as lender of Swing Line Loans hereunder.

“Swing Line Loan” means a loan made by the Swing Line Lender pursuant to Section  2.03.

“Taxes” means all present and future taxes, duties, levies, imposts, deductions, charges or withholdings whatsoever with respect to any amount payable on or in respect of any Loan Document, Loans, Notes or Letters of Credit, and all interest, penalties and similar amounts with respect thereto, now or thereafter imposed, assessed, levied or collected by Guernsey or any other jurisdiction from which any amount payable under the Loan Documents is paid, or any political subdivision or taxing authority thereof or therein, or any organization or federation of which any of the foregoing may be a member or associated.

“Third-Party Hedge Obligations” means obligations under any Hedging Agreement entered into by an Obligor with one or more parties who are neither Lenders nor Affiliates of any Lender.

“Total Assets” means, at any time, total assets of the Obligors on a Consolidated basis, determined in accordance with GAAP.

“Total Credit Exposure” means, for each Tranche at any time, the sum of (i) the aggregate outstanding principal amount of the Loans of such Tranche (being the Dollar Equivalent thereof in the case of Eurocurrency Loans denominated in an Alternate

Currency) plus (ii) the aggregate outstanding principal amount of all Swing Line Loans of such Tranche plus (iii) the L/C Exposure of such Tranche.

“Tranche”, when used in respect of any Loan or any matter relating thereto, refers to whether such Loan is a Tranche A Loan or a Tranche B Loan.

“Tranche A Applicable Margin” means:

(a)           for any Tranche A ABR Loan, 0% per annum; and

(b)           for any Tranche A Eurocurrency Loan, 0.75% per annum.

“Tranche A Availability” means, at any time, the lesser of (a) the difference between the Aggregate Facility Amount and the Total Credit Exposure of both Tranches at such time and (b) the difference between the Tranche A Borrowing Base and the Total Credit Exposure for Tranche A at such time.

“Tranche A L/C Exposure” has the meaning specified in Section 2.01(a)(ii).

“Tranche A Loan” has the meaning specified in Section 2.01(a)(ii).

“Tranche B Applicable Margin” means:

(a)           for any Tranche B ABR Loan, 0% per annum; and

(b)           for any Tranche B Eurocurrency Loan, 1.00% per annum.

“Tranche B Availability” means, at any time, the lesser of (a) the difference between the Aggregate Facility Amount and the Total Credit Exposure for both Tranches at such time and (b) the difference between the Tranche B Borrowing Base and the Total Credit Exposure for Tranche B at such time.

“Tranche B L/C Exposure” has the meaning specified in Section 2.01(a)(ii).

“Tranche B Loan” has the meaning specified in Section 2.01(a)(ii).

“Type” refers to whether a Loan is an ABR Loan or a Eurocurrency Loan.

“United States” means the United States of America.

“Valuation Criteria” means the criteria set forth in Schedule V for valuing Eligible Portfolio Securities.

“Value” means, on any date, for any Eligible Portfolio Investment, the value thereof determined in accordance with the Valuation Criteria.

“Voting Shares” means, with respect to any Person, Equity Interests having by terms thereof voting power to elect a majority of the board of directors, or other individuals performing similar functions, of such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  For the avoidance of doubt, references in Articles VIII and IX to the Lenders shall include the Issuing Lender, unless the context otherwise requires.

SECTION 1.03.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;  provided, that in the event the Netherlands Minister of Finance or such other relevant Governmental Authority with jurisdiction over KPE shall require the financial statements of KPE to be prepared in accordance with generally accepted accounting principles in The Netherlands (“Dutch GAAP”) or the International Financial Reporting Standards (“IFRS”), then references to GAAP shall be to Dutch GAAP or IFRS, as the case may be, and the Borrower and the Administrative Agent shall agree to negotiate in good faith to make such modifications and amendments to the provisions hereof to take into account the effect of such change;  provided further, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 6.03, the Borrower will cause the last day of its fiscal year to be December 31.

ARTICLE II

THE COMMITMENTS

SECTION 2.01.  The Loans.

(a)   (i)  Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make loans to the Borrower under this Section 2.01(a)(i) (each, a “Loan”) from time to time on any Business Day during the Availability Period, in an aggregate principal amount at any one time outstanding up to but not exceeding the Commitment of such Lender and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Aggregate Borrowing Availability (or the Alternate Currency Equivalent thereof).

(ii)   Each Loan and all L/C Exposure shall automatically be deemed to be a Tranche A Loan and Tranche A L/C Exposure except to the extent that as a result thereof the Tranche A Availability would, immediately after giving effect thereto, be less than zero, and the excess from time to time shall automatically be deemed to be a Tranche B Loan or Tranche B L/C Exposure, as the case may be.

(iii)  ABR Loans shall be denominated in Dollars, and Eurocurrency Loans may be denominated in Dollars or one or more Alternate Currencies.

(iv)   Anything in this Agreement to the contrary notwithstanding, (A) the Total Credit Exposure under each Tranche shall not at any time exceed the lesser of (x) the Borrowing Base for such Tranche and (y) the Availability for such Tranche (without prejudice however to the provisions of Section 3.06(b) and (c) relating to the timing of certain mandatory prepayments), and (B) the Total Credit Exposure for both Tranches shall not at any time exceed the then Aggregate Facility Amount.

(v)   Within such limits, the Borrower may from time to time borrow under this Section 2.01, prepay Loans in whole or in part pursuant to Section 3.06(a) and reborrow under this Section 2.01.

(vi)   The Borrower shall use the proceeds of the Loans solely for general corporate purposes, including the acquisition and funding of investments as permitted by the Borrower Partnership Agreement and by this Agreement.

(b)  Borrowing Procedure.  (i)  Each Borrowing shall be in a minimum amount of $5,000,000 in the case of a Borrowing of Eurocurrency Loans, or $1,000,000, in the case of a Borrowing of ABR Loans, or in each case an integral multiple of $1,000,000 in excess thereof (or, in the case of a Borrowing denominated in an Alternate Currency, the Alternate Currency Equivalent thereof, rounded to the nearest 1,000 units of such Alternate Currency), and shall be made on notice by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of such Borrowing in the case of a Borrowing consisting of Eurocurrency Loans or not later than 11:00 a.m. (New York time) on the Business Day of such Borrowing in the case of a Borrowing consisting of ABR Loans, and the Administrative Agent shall give each Lender prompt notice thereof.

(ii)  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be irrevocable and binding on the Borrower and shall be in substantially the form of Exhibit C, specifying therein the requested (1) date of such Borrowing, (2) Type of Loans comprising such Borrowing, (3) aggregate amount of such Borrowing, stated in Dollars, and the Currency thereof, and (4) in the case of a Borrowing of Eurocurrency Loans, initial Interest Period for such Loans.

(iii)  Each Lender shall, before 2:00 p.m. (Local Time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing.

(iv)  After the Administrative Agent’s receipt of such funds, and subject to the satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as the Administrative Agent and the Borrower may agree.

(c)  Types of Loans.  Each Borrowing and each Conversion or Continuation thereof shall consist of Loans of the same Type (and, if such Loans are Eurocurrency Loans, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their Commitment Percentages.  If no election as to the Type of Loans is specified, then the requested Loans shall be comprised of ABR Loans, and if no Interest Period is specified with respect to any Eurocurrency Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Accounts.  (i)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan of each Tranche made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)  The Administrative Agent shall maintain accounts in which it shall record (x) the amount of each Loan of each Tranche, the Type thereof and the Interest Period applicable thereto, (y) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (z) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(iii)  The entries made in the accounts maintained pursuant to this clause (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the

Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e)  Notes.  Any Lender may, through the Administrative Agent, request that the Loans of each Tranche to be made by it be evidenced by a promissory note of the Borrower.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns), substantially in the form of Exhibit A (each, a “Note”), in the amount of the Commitment of such Lender, dated the Closing Date and otherwise appropriately completed.

SECTION 2.02.  Letter Of Credit Facility.

(a)  Letters of Credit.  (i)  Each Issuing Lender agrees, on and subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until the date ten Business Days before the Commitment Termination Date, provided, that the total L/C Exposure with respect to Letters of Credit of both Tranches may not at any time exceed the Letter of Credit Facility Amount.  The L/C Exposure resulting from each Letter of Credit shall be deemed to be Tranche A L/C Exposure or Tranche B L/C Exposure as provided in Section 2.01(a)(ii).

(ii)  Letters of Credit shall be denominated in Dollars, Euros, British Pounds Sterling, Canadian Dollars or Japanese Yen or, if agreed by the relevant Issuing Lender, any other Alternate Currency.

(iii)  Anything in this Agreement to the contrary notwithstanding, the issuance of Letters of Credit shall be subject to the limitations set forth in Section 2.01(a)(iv).

(iv)  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be revolving, and accordingly the Borrower may, during the period referred to above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)  Terms; Issuance.  (i)  Each Letter of Credit shall be a standby letter of credit in a form reasonably satisfactory to the relevant Issuing Lender and have a stated expiration date that is no later than the earlier of (x) one year after its date of issuance and (y) ten Business Days prior to the Commitment Termination Date;  provided, that a Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the Commitment Termination Date (except that one or more Letters of Credit may expire up to one year after the Commitment Termination Date if each such Letter of Credit has been cash collateralized or otherwise backstopped on terms reasonably satisfactory to the Borrower, the relevant Issuing Lender and the Administrative Agent)).

(ii)  No Issuing Lender shall be obligated to issue any Letter of Credit if an order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(c)  Issuance Procedure.  (i)  Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. (New York time) on the third Business Day prior to the proposed issuance date of such Letter of Credit, by the Borrower to the relevant Issuing Lender (or such shorter notice as shall be acceptable to such Issuing Lender), with a copy to the Administrative Agent, and the Administrative Agent shall give to each Lender prompt notice thereof by telecopier or email.  Each such notice (a “Notice of Issuance”) shall be by telecopier or email, confirmed promptly by hard copy, specifying therein the Issuing Lender and the requested date of issuance (which shall be a Business Day) of such Letter of Credit, its face amount and expiration date and the name and address of the beneficiary thereof, and shall attach the proposed form thereof (or such other information as shall be necessary to prepare such Letter of Credit).  If requested by the applicable Issuing Lender, the Borrower shall supply such application and agreement for letter of credit as the relevant Issuing Lender may require in connection with such requested Letter of Credit (“L/C Related Documents”).

(ii)  If the proposed Letter of Credit complies with the requirements of this Section 2.02, such Issuing Lender will, unless the Issuing Lender has received written notice from the Administrative Agent at least one Business Day prior to the requested issuance, that one or more of the applicable conditions set forth in Article IV shall not be satisfied, make such Letter of Credit available to the Borrower as agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any L/C Related Documents shall conflict with this Agreement, the provisions of this Agreement shall govern.

(iii)  Each Issuing Lender shall furnish (A) upon request of the Administrative Agent, copies of the Letters of Credit issued by it hereunder, and (B) to the Administrative Agent on the first Business Day of each fiscal quarter a written report setting forth the Letters of Credit issued in Alternate Currencies, solely for purposes of determining the Dollar Equivalent thereof.

(d)  Reimbursement; Syndicate Participation.  (i)  Automatically upon the issuance of each Letter of Credit, each Lender shall be deemed to have acquired a participation therein to the extent of such Lender’s Commitment Percentage on the terms provided in this clause (d).

(ii)  Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the relevant Issuing Lender shall notify the Borrower and the Administrative Agent thereof.  Not later than 4:00 p.m. (New York time) on the date of any L/C Payment by an Issuing Lender if the Borrower receives notice thereof by 11:00 a.m. (New York time) on such date and otherwise on the next Business Day (the “Honor Date”), the Borrower agrees to reimburse such Issuing Lender directly in an amount equal to the amount of such L/C Payment.

(iii)  If the Borrower fails to so reimburse such Issuing Lender by such time, such Issuing Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of the Honor Date, the unreimbursed amount of such L/C Payment (the “Unreimbursed Amount”), and the amount of such Lender’s pro rata share thereof.  In such event, the Borrower shall be irrevocably deemed to have requested a Borrowing of ABR Loans (of the same Tranche as such Letter of Credit) to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount (without regard to the minimum and multiples specified in Section 2.01(b)).  Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.02(d)(iii) may be given by telephone if immediately confirmed in writing;  provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)  Each Lender (including any Lender acting as an Issuing Lender) unconditionally agrees upon any notice pursuant to Section 2.02(d)(iii) make funds available to the Administrative Agent for the account of the relevant Issuing Lender at the Administrative Agent’s Account in an amount equal to its Commitment Percentage of the unpaid L/C Reimbursement Obligation not later than 1:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made an ABR Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant Issuing Lender.

(v)  The Borrower agrees to pay interest on the unreimbursed amount of each L/C Reimbursement Obligation to the relevant Issuing Lender, for each day from the date of the relevant L/C Payment until such L/C Reimbursement Obligation is reimbursed or refinanced in full as herein provided, at the rate provided in Section 3.02(b)(ii).

(vi)  Each Lender’s obligation to make the payments provided in clause (iv) above to reimburse an Issuing Lender for any L/C Payment shall be absolute and unconditional and shall not be affected by (A) any setoff or counterclaim which such Lender may have against an Issuing Lender, the Borrower or any other Person, (B) the occurrence or continuance of a Default or any reduction or termination of the Commitments or any of them, (C) any of the matters referred to in clause (e) below or (D) any other circumstance whatsoever.

(vii)  If any Lender fails timely to make available to the Administrative Agent for the account of an Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02, such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect (without duplication of amounts paid by the Borrower under clause (v) above).  A certificate of such Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vii) shall be conclusive absent manifest error.

(viii)  At any time after an Issuing Lender has made an L/C Payment and has received funds from a Lender in respect of such payment in accordance with Section 2.02, if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its pro rata share thereof in the same funds as those received by the Administrative Agent.

(e)  Borrower Obligations Unconditional.  The obligation of the Borrower to reimburse each Issuing Lender for each L/C Payment under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, any Loan Document or any other agreement or instrument relating thereto;

(ii)  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary of such Letter of Credit (or any Person for whom any such beneficiary may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto; or

(iii)  any sight draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to obtain an L/C Payment under such Letter of Credit; or

(iv)  any payment by such Issuing Lender under such Letter of Credit against presentation of a sight draft or certificate that does not strictly comply with the terms of such Letter of Credit or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency, reorganization or similar law.

(f)  Issuing Lender Rights.  Each Lender and the Borrower agrees that, in making any L/C Payment under a Letter of Credit, the relevant Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificate and other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering the same.  None of the Issuing Lenders, nor the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Related Document.  None of the Issuing Lenders, nor the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in Section 2.02(e);  provided, that anything therein or elsewhere in this Agreement to the contrary notwithstanding, the Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to special, indirect, consequential or punitive) damages suffered by the Borrower which were directly caused by such Issuing Lender’s willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g)  Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by an Issuing Lender and the Borrower when a Letter of Credit is issued, either the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or, at the option of the Borrower, the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Letter of Credit.

SECTION 2.03.  Swing Line Facility.

(a)           Swing Line Loans.

(i)            The Swing Line Lender agrees, on and subject to the terms and conditions of this Agreement, to make loans to the Borrower under this Section 2.03 (each, a “Swing Line Loan”) from time to time on any Business Day during the Availability Period up to an aggregate principal amount at any one time outstanding not up to but exceeding the Swing Line Facility Amount.  Each Swing Line Loan shall be deemed to be made under and to utilize the Tranche A Commitments or, to the extent that Tranche A Availability, after giving effect thereto is zero, the Tranche B Commitments.

(ii)           Swing Line Loans shall be denominated in Dollars.  Each Swing Line Loan shall be in a minimum amount of $100,000.

(iii)          Anything in this Agreement to the contrary notwithstanding, the making of Swing Line Loans shall be subject to the limitations set forth in Section 2.01(a)(iv).

(iv)          Within the foregoing limits and subject to the terms and conditions set forth herein, including the conditions precedent set forth in Article IV (which shall apply to Swing Line Loans), the Borrower may borrow, prepay and reborrow Swing Line Loans.

(b)           Swing Line Loan Borrowing Procedure.  To request a Swing Line Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) not later than 2:00 p.m. (New York time) on the day of such proposed Swing Line Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swing Line Loan and the Tranche under which such Swing Line Loan shall be made.  The Administrative Agent will promptly advise the Swing

Line Lender of any such notice received from the Borrower.  The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender as promptly as practicable after the receipt of such notice on the requested date of such Swing Line Loan (and in any event not later than 4:00 p.m. (New York time) if the Swing Line Lender receives such notice by 2:00 p.m. (New York time)).

(c)           Payments of Swing Line Loans.  The Borrower will repay each Swing Line Loan on the fifth Business Day after the date of such Loan, together with interest accrued thereon from the date of such Loan until paid in full at the rates provided in Section 3.02(a)(i) (or if applicable, Section 3.02(b)), such interest to be payable on the same dates on which interest would be payable under Section 3.02(a)(i) (or if applicable, Section 3.02(b)).

(d)           Participations by Lenders in Swing Line Loans.

(i)  The Swing Line Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. (New York time) on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding.  Such notice to the Administrative Agent shall specify the aggregate amount of Swing Line Loans in which the Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice the amount of such Lender’s pro rata share of such Swing Line Loan or Loans.  Each Lender agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swing Line Lender, such Lender’s Commitment Percentage of such Swing Line Loan or Loans.

(ii)           Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this clause (d) is absolute and unconditional and shall not be affected by (A) any setoff or counterclaim which such Lender may have against the Swing Line Bank, the Borrower or any other Person, (B) the occurrence or continuance of a Default or reduction or termination of the Commitments or any of them or (C) any other circumstance whatsoever.

(iii)          Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.07 with respect to Loans made by such Lender (and Section 3.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders.

(iv)          The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this clause (d), and thereafter payments in respect of such Swing Line Loan shall be made to the Administrative Agent and not to the Swing Line Lender.  Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear (and if all or any portion of any such amount received by the Administrative Agent is recovered or must be restored, the corresponding payments to the Lenders shall be rescinded and the amount thereof restored, without interest).  The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.04.  Fees.

(a)  Agency Fee.  The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts set forth in the Fee Letter.

(b)  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the daily average unutilized amount of such Lender’s Commitment, for each day during the period from the date hereof until the Commitment Termination Date, at a rate of 0.20% per annum, payable quarterly in arrears on the last Business Day of March, June, September and December of each year, on the Commitment Termination Date and on the date of termination of the Commitments;  provided, that solely for purposes of this Section 2.04(b) the making of a Swing Line Loan shall not be deemed to constitute a utilization of the Commitments.

(c)  Letter of Credit Fees.

(i)  The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Lenders based on their respective Commitment Percentages, a commission on the average daily undrawn amount of each outstanding Letter of Credit at a rate equal to the Applicable Margin then in effect for Eurocurrency Loans of the relevant Tranche (minus the amount of the fronting fee referred to below), payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the date hereof.

(ii)  The Borrower agrees to pay to each Issuing Lender, for the sole account of such Issuing Lender, (x) a fronting fee with respect to each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date, in an amount equal to 0.125% per annum of the average daily available amount of such Letter of Credit and (y) such customary fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Lender as may be agreed in writing between the Borrower and such Issuing Lender from time to time.  The Issuing Lender will notify the Borrower of any and all such fees and charges payable under this Section.

SECTION 2.05.  Changes of Commitments.

(a)   Commitment Termination Date.  The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.

(b)   Commitment Termination or Reduction.  The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments of either or both of the Tranches, provided, that each partial reduction shall be in a minimum aggregate amount, as to each Tranche, of $5,000,000.  Once terminated or reduced, the Commitments may not be reinstated.

(c)   Commitment Increase.  The Borrower may, by giving at least 15 Business Days’ notice to the Administrative Agent, propose that the Aggregate Facility Amount be increased (each such proposed increase being a “Commitment Increase”), through an increase of the Commitment of one or more existing Lenders (each an “Increasing Lender”) and/or the addition of one or more Persons (who must be Eligible Assignees) as assuming Lenders (each an “Assuming Lender”), as the Borrower may determine, all effective as of a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be prior to the Commitment Termination Date; provided the following limitations shall apply:

(A) the Borrower may not propose more than two Commitment Increases during any calendar quarter,

(B) the proposed Commitment Increase in respect of the Commitment of any Increasing Lender or any Assuming Lender shall for each Commitment Increase Date be no less than $100,000,000,

(C)  the Aggregate Facility Amount may not in any event at any time exceed $2,000,000,000,

(D)  no Default or Event of Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from the proposed Commitment Increase, and

(E)  the representations and warranties in Article V shall be true in all material respects on and as of the Commitment Increase Date as if made on and as of such date.

The Administrative Agent shall notify the Lenders of a proposed Commitment Increase promptly upon its receipt of notice from the Borrower with respect thereto.  Each Lender will consider in good faith any such proposed Commitment Increase, provided that it shall be in each Lender’s sole discretion whether to agree to increase its Commitment hereunder in connection therewith.  No later than 10 Business Days after its receipt of the Borrower’s notice proposing a Commitment Increase, each Lender that is willing to increase its Commitment hereunder shall deliver to the Administrative Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Lender is willing to agree (any Lender not responding by such time to be deemed not to have agreed to such increase in its Commitment), and the Administrative Agent shall promptly provide to the Borrower a copy of such Increasing Lender’s notice.  The Administrative Agent shall cooperate with the Borrower in discussions with the Lenders and Eligible Assignees with a view to arranging any proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and/or the addition of one or more Eligible Assignees as Assuming Lenders and the Administrative Agent shall use its reasonable efforts to secure any such proposed Commitment Increase (provided that any such addition of an Eligible Assignee as an Assuming Lender shall be subject to the consent of the Administrative Agent and the Issuing Lender, which consent shall not be unreasonably withheld or delayed); provided, that any allocations of any increase of Commitments hereunder (including any allocation as between Increasing Lenders and Assuming Lenders) shall be determined by the Borrower in its sole discretion.

(ii)  If agreement is reached prior to the relevant Commitment Increase Date with any Increasing Lenders and Assuming Lenders, if any, as to a Commitment Increase (the amount of which may be less than (subject to the limitation set forth in clause (i)(B) of this Section 2.05(c)) but not greater than that amount specified in the applicable notice from the Borrower), the Borrower shall deliver, no later than one Business Day prior to such Commitment Increase Date, a notice thereof in reasonable detail to the Administrative Agent (and the Administrative Agent shall give notice thereof to the Lenders, including any Assuming Lenders).  The Assuming Lenders, if any, shall become Lenders hereunder as of such Commitment Increase Date and the Commitments of any Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of such Commitment Increase Date, the amounts specified in the notice delivered by the Borrower to the Administrative Agent; provided, that:

(x)  the Administrative Agent shall have received at or prior to 9:00 a.m. (New York time) on such Commitment Increase Date (A) if requested by any Assuming Lender or Increasing Lender, a duly executed Note, dated as of such Commitment Increase Date, for such Assuming Lender or Increasing Lender, dated the date to which interest on the existing Notes shall have been paid for each Increasing Lender, in each case in an amount equal to the Commitment of each such Assuming Lender and such Increasing Lender after giving effect to such Commitment Increase and (B) a certificate of a Financial Officer stating that each of the applicable conditions to such Commitment Increase set forth in this Section 2.05(c) has been satisfied;

(y)  with respect to each Assuming Lender, the Administrative Agent shall have received, at or prior to 9:00 a.m. (New York time) on such Commitment Increase Date, an appropriate New Lender Assumption Agreement, duly executed by such Assuming Lender and the Borrower and acknowledged by the Administrative Agent; and

(z)  each Increasing Lender shall have delivered to the Administrative Agent, at or prior to 9:00 a.m. (New York time) on such Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment, with a copy of such confirmation to the Borrower.

(iii)  Upon its receipt of confirmation from a Lender that it is increasing its Commitment hereunder, together with the appropriate Note and certificate referred to in clause (ii)(x) above in each case, if any, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to the Borrower.  Upon its receipt of a New Lender Assumption Agreement as provided above executed by an Assuming Lender representing that it is an Eligible Assignee, together with the appropriate Note and certificate referred to in clause (ii)(x) above, the Administrative Agent shall accept such assumption agreement, record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)  In the event that the Administrative Agent shall not have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date or the Borrower shall, by notice to the Administrative Agent prior to such Commitment Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (ii)(x) through (ii)(z) shall not have occurred by 9:00 a.m. (New York time) on such Commitment Increase Date, such proposal by the Borrower shall be deemed not to have been made.  In such event, any actions theretofore taken under clauses (ii)(x) through (ii)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(v)  In the event that the Administrative Agent shall have received notice from the Borrower as to any agreement with respect to a Commitment Increase on or prior to the relevant Commitment Increase Date and the actions provided for in clauses (ii)(x) through (ii)(z) above shall have occurred by 9:00 a.m. (New York time) on such Commitment Increase Date, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) of the occurrence of such Commitment Increase Date promptly and in any event by 10:00 a.m. (New York time) on such date by facsimile transmission or electronic messaging system.  Each Increasing Lender and each Assuming Lender shall, before 11:00 a.m. (New York time) on such Commitment Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Loans denominated in the relevant Currency, in same day funds, an amount equal to such Increasing Lender’s or such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Commitment Percentage after giving effect to the relevant Commitment Increase).  After the Administrative Agent’s receipt of such funds, the Administrative Agent will promptly thereafter cause to be distributed like funds to the Lenders for the account of their respective Applicable Lending Offices in an amount to each Lender such that the aggregate amount of the outstanding Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).

(vi)  The Letter of Credit Facility Amount will automatically be increased proportionately with and at the same time as each Commitment Increase.

ARTICLE III

PAYMENTS

SECTION 3.01.  Repayment.  The Borrower agrees to repay the full principal amount of each Loan by each Lender, and each such Loan shall mature, on the Commitment Termination Date.

SECTION 3.02.  Interest.

(a)  Ordinary Interest.  The Borrower agrees to pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i)  ABR Loans.  While such Loan is an ABR Loan, a rate per annum equal to the ABR in effect from time to time plus the Tranche A Applicable Margin for ABR Loans as in effect from time to time, to the extent such Loan is a Tranche A ABR Loan, or plus the Tranche B Applicable Margin for ABR Loans as in effect from time to time, to the extent such Loan is a Tranche B ABR Loan, interest under this clause (i) to be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such ABR Loan shall be Converted and on the date of each payment of principal thereof.

(ii)  Eurocurrency Loans.  While such Loan is a Eurocurrency Loan, a rate per annum for each Interest Period for such Loan equal to the Eurocurrency Rate for such Interest Period plus the Tranche A Applicable Margin for Eurocurrency Loans as in effect from time to time, to the extent such Loan is a Tranche A Eurocurrency Loan, or plus the Tranche B Applicable Margin for Eurocurrency Loans as in effect from time to time, to the extent such Loan is a Tranche B Eurocurrency Loan, interest under this clause (ii) to be payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the date three months after the first day of such Interest Period, and on each date on which such Eurocurrency Loan shall be Continued or Converted and on the date of each payment of principal thereof.

(b)  Default Interest.  Notwithstanding the foregoing, the Borrower shall pay interest on:

(i)  any principal of any Loan that is not paid when due (whether at scheduled maturity, by mandatory prepayment or otherwise), payable on demand and in any event on the date such amount shall be paid, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said Section 3.02(a)(i) or (a)(ii), as applicable; and

(ii)  any interest, fee or other amount thereof that is not paid when due, from the due date thereof until such amount shall be paid, payable on demand and in any event on the date such amount shall be paid in full, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on Tranche A ABR

Loans or Tranche B ABR Loans, as the case may be, pursuant to Section 3.02(a)(i) above.

SECTION 3.03.  Eurocurrency Reserves.  The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurocurrency Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for each Interest Period for such Loan from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

SECTION 3.04.  Interest Rate Determinations.

(a)  Reference Banks.  Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate if so requested by the Administrative Agent.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to the provisions set forth in the definition of “Eurocurrency Rate” in Section 1.01 and to clause (c) below).

(b)  Notice of Interest Rates.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent.

(c)  Unavailability of Rate.  If the relevant rates required to determine the Eurocurrency Rate do not appear on the Screen Page and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining such rate for any Interest Period for any Eurocurrency Loans, the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Loans for such Interest Period, whereupon:

(i)  each such Eurocurrency Loan will automatically, on the last day of the then current Interest Period therefor, be Converted into an ABR Loan; and

(ii)  the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurocurrency Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(d)  Eurocurrency Rate Inadequate.  If, with respect to any Eurocurrency Loans, the Majority Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Loans will not fairly reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Loans for such Interest Period, the Administrative Agent shall so notify the Borrower and the Lenders, whereupon:

(i)  any Notice of Borrowing requesting a Borrowing comprised of Eurocurrency Loans shall be ineffective;

(ii)  each Eurocurrency Loan will automatically, on the last day of the then current Interest Period therefor, be Converted into an ABR Loan; and

(iii)  the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurocurrency Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(e)  Certain Mandatory Conversions.

(i)  Upon the occurrence and during the continuance of any Event of Default, (x) each Eurocurrency Loan will automatically, on the last day of the then current Interest Period therefor, be Converted into an ABR Loan and (y) the obligation of the Lenders to make or Continue, or to Convert Loans into, Eurocurrency Loans shall be suspended.

(ii)  If this Agreement shall require that any Eurocurrency Loan be Converted to an ABR Loan and such Eurocurrency Loan is denominated in an Alternate Currency, the Borrower shall on the last day of the current Interest Period pay or prepay the full amount of such Eurocurrency Loan (provided, that the foregoing shall not prevent the Borrower from borrowing additional Loans to the extent otherwise permitted hereunder).

SECTION 3.05.  Voluntary Conversion or Continuation of Loans.

(a)  Conversions.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Conversion, Convert all or any portion of the outstanding Loans of one Type comprising part of the same Borrowing into Loans of the other Type;  provided, that in the case of any such Conversion of a Eurocurrency Loan into an ABR Loan on a day other than the last day of an Interest Period therefor, the Borrower shall promptly reimburse the Lenders the amounts provided in Section 3.12 relating to such prepayment.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (z) if such Conversion is into Eurocurrency Loans, the duration of the initial Interest Period for each such Loan.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)  Continuations.  The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Continuation, Continue all or any portion of the outstanding Eurocurrency Loans comprising part of the same Borrowing for one or more Interest Periods.  Each such notice of a Continuation shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the Eurocurrency Loans to be Continued and (y) the duration of the next Interest Period for the Eurocurrency Loans subject to such Continuation.  Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 3.06.  Prepayments of Loans.

(a)  Optional Prepayment.  The Borrower may, on notice (given not later than 11:00 a.m. (New York time) on the second Business Day prior to the date of the proposed prepayment of Loans (in the case of Eurocurrency Loans) or given not later than 11:00 a.m. (New York time) on the Business Day of the proposed prepayment of Loans (in the case of ABR Loans)), stating the proposed date and aggregate principal amount (stated in Dollars) of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof (or, in the case of Loans denominated in an Alternate Currency, the Alternate Currency Equivalent thereof in such Alternate Currency) and (ii) in the case of any such prepayment of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders the amounts provided in Section 3.12 relating to such prepayment.  No optional prepayment of Loans shall be permitted except as provided in this clause (a).

(b)           Borrowing Base.  (i)  If at any time the Total Credit Exposure for either Tranche exceeds the Borrowing Base for such Tranche (after giving effect to any reallocation referred to below), the Borrower will, within 30 days of providing notice thereof to the Administrative Agent in accordance with Section 6.01(a)(v), prepay Loans and/or Swing Line Loans of such Tranche or, if no such Loans and no Swing Line Loans are outstanding, provide cash collateral for the outstanding L/C Exposure of such Tranche pursuant to documentation reasonably satisfactory to the Administrative Agent, in such aggregate amount as may be required to cause such Total Credit Exposure to be equal to or less than such Borrowing Base.  Total Credit Exposure shall be deemed reallocated from Tranche B to Tranche A to the extent an updated Borrowing Base Certificate delivered by the Borrower to the Administrative Agent demonstrates that there is adequate Tranche A Availability for such reallocation, such reallocation to be effective on the date such Borrowing Base is certified.

(ii)           Anything herein to the contrary notwithstanding, the Borrower may not designate any Portfolio Investment included in the Borrowing Base as an Excluded Investment (or cause any Eligible Portfolio Investment included in the Borrowing Base to cease to be subject to a perfected first priority Lien in favor of the Administrative Agent) if, after giving pro forma effect to such designation and any related Excluded Investment Financing, the Total Credit Exposure for either Tranche would exceed the Borrowing Base for such Tranche (or if as a result of such designation any excess of such Borrowing Base over such Total Credit Exposure would be increased).

(c)  Alternate Currency Revaluation.  If at any time by reason of fluctuations in foreign exchange rates (1) the Total Credit Exposure exceeds (2) 105% of the then aggregate amount of the Commitments, and the Majority Lenders shall so request, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Borrower, specifying the amount to be prepaid under this clause (c), and the Borrower shall prepay Loans and/or Swing Line Loans or, if no Loans and no Swing Line Loans are outstanding, provide cash collateral for or otherwise backstop outstanding Letters of Credit on terms reasonably satisfactory to the Borrower, the Issuing Lender and the Administrative Agent, in such aggregate amount as may be required to cause the Total Credit Exposure (treating such cash collaterization or other backstopping for purposes hereof as a reduction in such Exposure) to be equal to or less than the aggregate amount of the Commitments, such payments or other measures to be made within 30 days of demand or, in the case of prepayment of Eurocurrency Loans, on the date that is the earlier of (i) the last day of the then current Interest Period therefor and (ii) the last Business Day of the first full calendar month after such revaluation, provided that any such prepayment shall be accompanied by any amounts payable under Section 3.12.  The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrower in the absence of manifest error.

SECTION 3.07.  Payments; Computations; Etc.

(a)           Pro Rata Payments.  The Loans comprising each Borrowing shall be made pro rata among the Lenders based on their respective Commitment Percentages.  All payments of principal of and interest on the Loans shall be made for the pro rata account of the Lenders based on the respective outstanding principal amounts thereof, and all payments of commitment fees and letter of credit commission shall be made for the pro rata account of the Lenders based on their respective Commitment Percentages.

(b)           Lenders’ Obligations Several.  The obligations of the Lenders under this Agreement are several and the failure of any Lender to make any Loan or any payment required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder, nor shall any Lender be responsible for any other Lender’s failure to make any Loan required to be made by such other Lender.  The amounts payable at any time hereunder shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights under this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings for such purpose.

(c)           Currencies.  All payments by the Borrower of or in respect of principal of and interest on and other amounts directly relating to any Loan that is denominated in an Alternate Currency shall be made in such Alternate Currency.  All payments of principal and interest on any Loan denominated in Dollars, and any Swing Line Loan, all payments in respect of any Letter of Credit, and all payments of fees payable pursuant to Section 2.04(c), commitment fees and agency fees hereunder and all other payments by the Borrower provided for in this Agreement, except as provided in the preceding sentence, shall be made in Dollars.

(d)  Payments.

(i)  The Borrower shall make each payment hereunder and under each other Loan Document without set-off or counterclaim to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency not later than 11:00 a.m. Local Time on the due date of such payment (each such payment made after such time on such date to be deemed to have been made on the next Business Day).

(ii)  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably to the Lenders as provided in

Section 3.07(a) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the assignment date set forth therein, the Administrative Agent shall remit all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such assignment date directly between themselves.

(e)  Computations.  All computations of interest based on the ABR (except any Federal Funds Rate component thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of commitment fee shall be made by the Administrative Agent, and any computations of amounts payable pursuant to Section 3.03, shall be made on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other amount is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f)  Payment Dates.  Whenever any payment hereunder or under the Notes would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of interest;  provided, that if such extension would cause payment of principal or interest in respect of Eurocurrency Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(g)  Presumption by Administrative Agent.

(i)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with Section 2.01(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (x) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (y) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the

Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (if such Loan is denominated in Dollars) or at the overnight London Interbank offered rate for the relevant Currency (if such Loan is denominated in an Alternate Currency).

SECTION 3.08.  Sharing of Payments, Etc.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, that:

(i)  if any such participation is purchased and all or any portion of the related payment is recovered, such participation shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)  the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 3.09.  Increased Costs.

(a)  Eurocurrency Costs.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate Reserve Percentage); or

(ii)  impose on any Lender or the London interbank market any other condition, cost or expense affecting or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any Eurocurrency Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) in respect of Eurocurrency Loans then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  This Section 3.09 shall not apply to matters covered by Section 3.11 relating to Taxes.

(b)  Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for such reduction.

(c)  Certificates for Reimbursement.  A certificate of any Lender setting forth the amount or amounts and a reasonable basis for the determination thereof necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.10.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make or Continue Eurocurrency Loans or to fund or otherwise maintain Eurocurrency Loans hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Loans into, Eurocurrency Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurocurrency Loan of such Lender shall convert into an ABR Loan at the end of the then current Interest Period for such Eurocurrency Loan.

SECTION 3.11.  Taxes.

(a)  All payments on account of the principal of and interest on the Loans and the Notes, fees and all other amounts whatsoever payable by the Borrower under the Loan Documents, including amounts payable under paragraph (b) of this Section 3.11, shall be made free and clear of and without reduction or liability for Indemnified Taxes.

(b)  The Borrower shall indemnify the Administrative Agent and each Lender (including each Issuing Lender) against, and reimburse them upon demand for, any Indemnified Taxes paid at any time by them and any loss, liability, claim or expense, including interest, penalties and legal fees, that they may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Indemnified Taxes when due.

(c)  In the event that the Borrower, any Person making a payment hereunder on behalf of the Borrower or the Administrative Agent shall be required by applicable law, decree or regulation to deduct or withhold Indemnified Taxes from any amounts payable on, under or in respect of this Agreement, the Loans or any Loan Document, the Borrower shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Indemnified Taxes, to enable such Person to receive from the Borrower on the due date thereof an amount equal to the full amount stated to be payable to such Person.

(d)  The Borrower shall furnish to the Administrative Agent original or certified copies of official tax receipts in respect of each payment of Indemnified Taxes required under this Section 3.11, as soon as practicable (and in any event no later than 45 days) after the date such payment is made, and the Borrower shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish that full and timely payment has been made of all Indemnified Taxes required to be paid under this Section 3.11.

(e)  The Borrower agrees to pay all present and future stamp, court or documentary taxes and any other excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by Guernsey, or any jurisdiction from which any amount payable hereunder is made, or any municipality or other political subdivision or taxing authority thereof or therein which arises from any payment made by the Borrower under any Loan Document or from the execution, delivery, enforcement or registration of any Loan Document (hereinafter referred to as “Other Applicable Taxes”).

(f)  If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.11 with respect to the Taxes of Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, any Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or the Issuing Lender in the event the Administrative Agent, any Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)  If pursuant to this Section 3.11 the Borrower is required to pay to or for the account of any Lender any additional amounts in excess of such additional amounts payable on the date hereof, then such Lender shall use commercially reasonable efforts to change the jurisdiction of its Applicable Lending Office if, in the sole and absolute judgment of such Lender, such change (i) would eliminate or reduce any such excess additional amounts and (ii) would not otherwise be materially disadvantageous to such Lender.

SECTION 3.12.  Break Funding Payments.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense incurred by such Lender which is in the nature of funding breakage costs or costs of liquidation or redeployment of deposits or other funds and any other related expense (but excluding loss of margin or other loss of anticipated profit), which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making any Borrowing of Eurocurrency Loans after the Borrower has given a Notice of Borrowing requesting the same in accordance with the provisions of this Agreement (including as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article IV), (b) default by the Borrower in making any prepayment of any Eurocurrency Loan when due after the Borrower has given notice thereof in accordance with this Agreement, (c) the making by the Borrower of a prepayment of any Eurocurrency Loan on a day which is not the last day of an Interest Period with respect thereto, (d) default by the Borrower in payment when due of the principal of or interest on any Eurocurrency Loan, (e) the Conversion or Continuation of any Eurocurrency Loan on a day other than on the last day of an Interest Period with respect thereto, and (f) any assignment such Lender is required to make pursuant to Section 3.13(b) if such Lender holds Eurocurrency Loans at the time of such assignment.  A certificate of any Lender setting forth any amount or amounts and a reasonable basis for the determination thereof that such Lender is entitled to receive pursuant to this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.13.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.09, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, if, in the sole and absolute judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.09 or 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 3.09, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 9.01, requires the consent of all of the Lenders or all of the Lenders affected (and such Lender is an affected Lender) and with respect to which the Majority Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)  no Default or Event of Default has occurred and is continuing on and as of the date of such notice and the date of such assignment;

(ii)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)  in the case of any such assignment resulting from a claim for compensation under Section 3.09 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)  such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  A Lender so replaced shall not be required to pay the processing and recordation fee referred to in Section 9.05(b).

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01.  Closing Conditions.  The obligation of each Lender to make a Loan on the occasion of the initial Borrowing and of the Issuing Lender to issue the initial Letter of Credit (whichever shall first occur) shall be subject to the conditions precedent that the Administrative Agent has received on or prior to June 11, 2007 the following, each (unless otherwise specified below) dated the Closing Date, and each in form and substance reasonably satisfactory to the Administrative Agent:

(a)  This Agreement, duly executed and delivered by the Borrower and each of the other parties hereto;

(b)  The Guarantee and Security Agreement, duly executed and delivered by the Borrower and each Guarantor that is a signatory thereto as of the Closing Date, together with evidence of the perfection and first priority of the Liens created thereby, provided that the Administrative Agent may determine that it is not necessary to perfect a security interest in any of the Collateral that is not part of the Borrowing Base if it determines that the cost or difficulty of doing so is material in relation to the benefit, including evidence of the filing of a UCC-1 financing statement in the District of Columbia; and provided, further, that (subject and without prejudice to anything in this Agreement relating to the Borrowing Base) such evidence with respect to Collateral located outside the United States may be provided to the Administrative Agent within 30 days of the Closing Date or within such other period of time as the Administrative Agent may agree, and the Borrower agrees to use commercially reasonable efforts to provide the same as promptly as practicable;

(c)  Certified copies of the Borrower Partnership Agreement, of the constitutive documents of Borrower General Partner and the Managing Investment Partner, and of the constitutive documents of each such Guarantor, and of documents evidencing the taking of all necessary action authorizing and approving the making and performance by the Borrower and each such Guarantor of the Loan Documents and the transactions contemplated thereby;

(d)  A certificate of the Managing Investment Partner certifying the names and true signatures of the officers authorized to sign the Loan Documents and any other documents to be delivered hereunder by the Borrower and each such Guarantor;

(e)  A certified copy of the Services Agreement, as in effect on the Closing Date;

(f)  Favorable opinions of special Guernsey counsel to the Borrower, substantially in the form of Exhibit D-1, of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit D-2, and of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit D-3, and favorable opinions of Luxembourg and Cayman Islands counsel as to each Guarantor organized under the laws of such respective jurisdiction as to such matters relating to such Guarantor and the Guarantee and Security Agreement as the Administrative Agent may reasonably require;

(g)  A certificate of a Financial Officer, dated the Closing Date, certifying that (i) the representations and warranties contained in Section 5.01 and in the other Loan Documents are true and correct in all material respects on and as of such date as though made on and as of such date and (ii) no event has occurred and is continuing on and as of such date which constitutes a Default or an Event of Default; and

(h)  Evidence of the payment of all fees and expenses required to be paid on or prior to the Closing Date in connection with this Agreement.

The Administrative Agent will promptly notify the Lenders of the occurrence of the Closing Date.

SECTION 4.02.  Conditions Precedent to Each Borrowing and Issuance .  The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) and of the Issuing Lender to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the conditions precedent that on the date of and after giving effect to such Borrowing or issuance, the Aggregate Borrowing Availability, the Tranche A Availability and the Tranche B Availability shall each be greater than or equal to zero, and the following statements shall be true:

(a)  the representations and warranties contained in Section 5.01 and in the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or issuance as though made on and as of such date, except to the extent such representation or warranty expressly relates to an earlier date, in which case it is true and correct in all material respects on and as of such earlier date;

(b)  no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds from such Borrowing, which constitutes a Default or an Event of Default; and

(c)  the Borrower shall have delivered to the Administrative Agent a duly completed Form or Forms FR U-1 or supplement thereto to the extent required by and in accordance with Section 6.01(j).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)  Organization.  It is duly organized, validly existing and in good standing as a limited partnership under the laws of Guernsey, and each Guarantor is duly organized, validly existing and in good standing (to the extent such concept is recognized under such law) under the laws of its jurisdiction of organization.

(b)  Authorization.  The making and performance by it of this Agreement and the other Loan Documents are within its powers as set forth in the Borrower Partnership Agreement and have been duly authorized by all necessary action thereunder, and the making and performance by each Guarantor of the Guarantee and Security Agreement are within the powers of such Guarantor and have been duly authorized by all necessary action.

(c)  Approvals; No Conflicts; Etc.  The making and performance by each Obligor of the Loan Documents to which it is a party (i) do not require any consent or approval of, or registration or filing with, any Governmental Authority (except for (A) such as have been obtained or made and are in full force and effect in all material respects, (B) filings and recordings in respect of Liens created pursuant to the Guarantee and Security Agreement and (C) such licenses, approvals, authorizations or consents the failure to obtain or make would not have an adverse effect on the validity or enforceability of any of the material rights and remedies of the Lenders under the Loan Documents), (ii) will not violate any applicable law, regulation or order of any Governmental Authority the violation of which would have an adverse effect on the validity or enforceability of any of the material rights and remedies of the Lenders under the Loan Documents or any provision of the Borrower Partnership Agreement or the Borrower GP Partnership Agreement, and (iii) will not violate or constitute an event of default under any credit agreement, loan agreement, note or indenture, or any other material agreement, binding upon it or its Property; and no Default has occurred and is continuing.

(d)  Enforceability.  (i)  This Agreement has been duly executed and delivered by the Managing Investment Partner as general partner on behalf of the Borrower General Partner as general partner on behalf of the Borrower and constitutes, and each Note and the Guarantee and Security Agreement when duly executed and delivered by or on behalf of it and, in the case of the Guarantee and Security Agreement, by each Guarantor for value will constitute, the legal, valid and binding obligation of it and as applicable, such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii)  Each Obligor is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the making and performance by it of the Loan Documents constitute private and commercial acts rather than public or governmental acts; and no Obligor is entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under or in connection with the Loan Documents.

(iii)  This Agreement is, and each Note and the Guarantee and Security Agreement when duly executed and delivered by the Managing Investment Partner as general partner on behalf of the Borrower General Partner as general partner on behalf of the Borrower and, in the case of the Guarantee and Security Agreement, each Guarantor, will be, in proper legal form under the laws of the jurisdiction of organization of the Borrower or such Guarantor as the case may be, for the enforcement thereof against the Borrower or such Guarantor under such law, and if this Agreement were stated to be governed by such law, it would constitute a legal, valid and binding obligation of the Borrower and such Guarantor under such law, enforceable in accordance with its terms; and all corporate or similar formalities required in each relevant jurisdiction for the validity and enforceability of each of the Loan Documents have been accomplished, and no Taxes are required to be paid and no notarization is required (except to the extent already paid or notarized), for the validity and enforceability thereof.

(iv)  None of the Obligors is carrying on unauthorized controlled investment business or regulated fiduciary activities as defined in the Protection of Investors (Bailiwick of Guernsey) Law, 1987, as amended, or the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000, as amended.

(e)  Financial Condition; No Material Adverse Change.  The Borrower has heretofore furnished to the Lenders its unaudited Consolidated statements of assets and liabilities, Consolidated schedule of investments, and Consolidated statements of operations, changes in net assets and cash flows for the fiscal quarter ended March 31, 2007, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of (or absence of a requirement to have) footnotes.  As of the Closing Date, the Borrower has no material contingent liabilities or material unusual forward or long-term commitments not disclosed in the financial statements referred to in this paragraph or in any footnotes thereto.  Since March 31, 2007, there has been no material adverse change in the Consolidated business, financial condition or operations of the Borrower.

(f)  No Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting it or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that seek to prevent the consummation, performance or enforcement of this Agreement or the transactions contemplated hereby.

(g)  Margin Regulations.  It is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Loans will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock in violation of Regulation T, U or X as in effect on the date or dates of such Loan and such use of proceeds.

(h)  Investment Company Status.  The Borrower is not required to register under and is not subject to regulation under the Investment Company Act of 1940, as amended.

(i)  Disclosure.  No written report, financial statement, certificate or other written information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading;  provided, that with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and that actual results may differ materially from such information.

(j)  Intellectual Property.  The Borrower owns, or is licensed or otherwise permitted to use, all intellectual property required for the conduct of its business as currently conducted, except to the extent the failure to own or be licensed or otherwise permitted to use such intellectual property would not reasonably be expected to have a Material Adverse Effect.

(k)  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $75,000,000 the fair market value of the assets of all such underfunded Plans.

(l)                                     Taxes.  There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Guernsey (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (a) on or by virtue of the execution or delivery of the Loan Documents or (b) on any payment to be made by the Borrower pursuant to the Loan Documents, other than any income tax imposed on any Person as a result of such Person being organized under the laws of Guernsey or by virtue of its having a permanent establishment in Guernsey to which income under this Agreement and the Notes is attributable or its Applicable Lending Office being located in Guernsey.

(m)                               Subsidiaries.  Schedule VIII is a complete list of Subsidiaries of the Borrower as of the date hereof.

ARTICLE VI

COVENANTS

SECTION 6.01.  Affirmative Covenants.  So long as any principal of or interest on any Loan or any other amount payable under the Loan Documents (other than contingent indemnity obligations not then due) shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder (unless such Letter of Credit has been cash collaterized or otherwise backstopped on terms reasonably satisfactory to the relevant Issuing Lender), the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a)  Reporting Requirements.  It will furnish to the Lenders:

(i)                                     within 90 days after the end of each of the first three fiscal quarters, its unaudited Consolidated statement of assets and liabilities, Consolidated schedule of investments and Consolidated statements of operations, changes in net assets and cash flows as of the end of and for such quarter year, setting forth in each case in comparative form (if applicable) the figures for the corresponding period of the previous fiscal year, certified by a Financial Officer to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to the absence of (or absence of a requirement to have) footnotes and to year-end adjustments;

(ii)                                  within 130 days after the end of each fiscal year, its audited Consolidated statement of assets and liabilities, Consolidated schedule of investments and Consolidated statements of operations, changes in net assets and cash flows as of the end of and for such fiscal year, with the opinion thereon of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing selected by the Borrower;

(iii)                               concurrently with any delivery of financial statements under clauses (i) and (ii) above, a certificate of a Financial Officer (x) certifying that no Default has occurred or, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth calculations demonstrating in reasonable detail compliance with Section 6.03;

(iv)                              on or before the last Business Day of each month, a Borrowing Base Certificate as of the last day of the immediately preceding month, provided, that the Borrower may at any other time, in its discretion, provide to the Administrative Agent additional Borrowing Base Certificates (which shall be deemed to have been delivered under this Section 6.01(a)(iv) for purposes of the definition of “Borrowing Base”);

(v)                                 promptly upon determining at any time that the Total Credit Exposure for either Tranche exceeds the Borrowing Base for such Tranche, notice thereof with reasonable detail as to the amount of the excess and as to the steps being taken by the Borrower to eliminate the excess (which may include reallocation thereof to the other

Tranche to the extent there is Availability thereunder) in compliance with Section 3.06(b)(i); and

(vi)                              promptly upon request by the Administrative Agent on behalf of the Majority Lenders, such other information regarding the business, operations and financial condition of any Obligor as such Lender may reasonably request (it being understood that the Administrative Agent shall use reasonable efforts to coordinate any such requests).

(b)  Existence; Conduct of Business.  It will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, (ii) its status as (A) a partnership in Guernsey and as (B) a partnership for U.S. federal income tax purposes, and (iii) except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.02(c).

(c)  Compliance with Laws.  It will, and will cause each of the Guarantors to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property including, but not limited to, the Partnership (Guernsey) Law 1995, as amended, the Limited Partnerships (Guernsey) Law, 1995, as amended, and provisions of applicable tax laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) take all steps necessary to cause the Loans and other extensions of credit hereunder to be in compliance with Regulation U.  Without limiting the foregoing, the Borrower will not withdraw or substitute any of the Collateral except in compliance with the provisions of said Regulation.

(d)  KKR.  It will ensure that KKR or an Affiliate thereof continues to provide investment management services to the Borrower substantially similar to those provided for in the Services Agreement as in effect on the Closing Date.

(e)  Investment Strategies.  It will, and will cause each of the Guarantors to, comply in all material respects with the Investment Strategies.

(f)  Maintenance of Properties.  It will, and will cause each of the Guarantors to, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

(g)  Books and Records; Visitation and Inspection Rights.  It will, and will cause each of the Guarantors to, keep proper books of record and account in accordance with GAAP, and permit representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but in each case subject to and in accordance with all applicable laws of any Governmental Authority and such confidentiality measures relating thereto as the Borrower may reasonably require.

(h)  Notices of Material Events.  It will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)  the occurrence of any Default or Event of Default;

(ii)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting it as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability in an aggregate amount exceeding $75,000,000; and

(iv)  any other event that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(i)  Further Assurances.  It will, and will cause each of the Guarantors to, from time to time give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other paper that is necessary to cause the Liens created by the Guarantee and Security Agreement to be valid first priority perfected Liens on the Property purported to be covered thereby (including after-acquired Property), subject to no equal or prior Lien except as otherwise permitted by the Loan Documents, and promptly from time to time obtain and maintain in full force and effect, and cause each of the Guarantors to obtain and maintain in full force and effect, all licenses, consents, authorizations and approvals of, and make all filings and registrations with, any Governmental Authority necessary under the laws of Guernsey or the jurisdiction of organization of such Guarantor (or any other jurisdiction in which part of the Collateral owned by it or by any Guarantor may be situated) for the making and performance by it of the Loan Documents to which it is a party.

(j)  Form FR U-1.  At the time of each Borrowing and each substitution or withdrawal of Collateral, the Borrower will furnish to the Administrative Agent a duly completed Form or Forms FR U-1, or an appropriate supplement to any such form previously furnished, in form and content satisfactory to the Administrative Agent demonstrating compliance with the requirements of Regulation U; provided, that this provision shall apply only during such time as the Collateral includes Margin Stock.

(k)  Equity Interests in Investment Funds.  Promptly after the inclusion in the Borrowing Base of any Equity Interest in any Investment Fund which is an Eligible Portfolio Interest solely by application of clause (iii) of the Definition of “Eligible Portfolio Investment”, and prior to any sale or other disposition by an Obligor of any such Equity Interest, the Borrower will cause irrevocable instructions to be given to such Investment Fund or, as the case may be, to the Person to whom such Equity Interest is to be disposed of, to make all payments in respect of

Investment Fund Payment Rights relating to such Investment Fund directly to the relevant Investment Fund Payment Account.

SECTION 6.02.  Negative Covenants.  So long as any principal of or interest on any Loan or any other amount payable under the Loan Documents (other than contingent indemnity obligations not then due) shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder (unless such Letter of Credit has been cash collaterized or otherwise backstopped on terms reasonably satisfactory to the relevant Issuing Lender), the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing:

(a)  Indebtedness.  It will not, nor will it permit any of the Guarantors to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money other than (i) unsecured Indebtedness and (ii) any Excluded Investment Financing, and (iii) Indebtedness of a Person that becomes a Guarantor after the date hereof existing at the time it became a Guarantor (and not incurred in contemplation thereof); and it will not, nor will it permit any of the Guarantors to, Guarantee any Indebtedness for Borrowed Money other than in respect of unsecured Indebtedness and any Excluded Investment Financing.

(b)  Liens.  It will not, nor will permit any Guarantor to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except Liens under the Guarantee and Security Agreement and other Liens in favor of the Administrative Agent as contemplated hereby and except:

(i)  Permitted Encumbrances;

(ii)  Liens (other than on the Collateral) securing Third-Party Hedge Obligations;

(iii)  Liens (A) on Excluded Investments, (B) on Margin Stock (not constituting part of the Collateral) and (C) (other than on the Collateral) securing Excluded Investment Financings; or

(iv)  any Lien on any Property of the Borrower or any of Guarantor existing on the date hereof and set forth in Schedule II, provided, that (x) such Lien shall not apply to any other Property of the Borrower or such Guarantor (or existing on Property of a Person that becomes a Guarantor after the date hereof and not created in contemplation thereof) and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

provided that notwithstanding anything in clauses (ii) through (iv) above no Obligor shall create, incur, assume or suffer to exist any Lien on any Portfolio Investment included in the Borrowing Base solely by reason of clause (iii) in the definition of “Eligible Portfolio Investment”.

(c)  Mergers, Consolidations, Sales of Assets, Etc.  It will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its Property (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided, that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; provided, further, that this clause (c) shall not be deemed to restrict the Borrower from disposing of Margin Stock that is not part of the Collateral.

(d)  Restricted Payments.  It will not, and will not permit any Guarantor to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except Restricted Payments:

(i)  the proceeds of which will be used to pay (or to pay distributions to allow any direct or indirect partner of the Borrower to pay) the tax liability of any KPE Party or its partners, which for the avoidance of doubt includes such payments to the unitholders of KPE (which payments may be made on the basis of a common assumption as to the tax residency of each KPE unitholder); and

(ii)  the proceeds of which shall be used to allow any KPE Party to pay its operating expenses incurred in the ordinary course of business and other corporate, partnership or other entity overhead costs and expenses, including administrative, legal, accounting and similar expenses provided by third parties, indemnification claims made by directors or officers of any KPE Party attributable to the ownership or operations of any KPE Party, indemnification claims made by indemnified persons under the organizational documents of any KPE Party or under the Services Agreement, any litigation costs, any offering costs, management fees and expenses, and carried interest payments and incentive distributions payable under the Borrower Partnership Agreement.

Notwithstanding anything in this Agreement to the contrary, the Borrower shall be permitted, so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or payment thereof and immediately thereafter, to make Restricted Payments on any date when (i) the Total Credit Exposure for either Tranche shall not exceed the Borrowing Base for either Tranche and (ii) the Borrower shall be in pro forma compliance with Section 6.03, in each case, after giving effect to such Restricted Payment and the use of proceeds thereof.

(e)  Line of Business.  It will not, nor will it permit its Subsidiaries to, materially change their lines of business from the business of making investments with capital provided by KPE or any other partner of the Borrower.

SECTION 6.03.  Financial Covenant.  So long as any principal of or interest on any Loan or any other amount payable under the Loan Documents (other than contingent indemnity obligations not then due) shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder (unless such Letter of Credit has been cash collaterized or otherwise backstopped on terms reasonably satisfactory to the Borrower, the relevant Issuing Lender and the Administrative Agent), the Borrower covenants and agrees that, unless the Majority Lenders shall otherwise consent in writing, the Borrower will not permit the Senior Secured Debt to Total Assets Ratio at any time to exceed 0.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  the Borrower shall fail to pay when due any principal of any Loan;

(b)  the Borrower shall fail for five Business Days or more to pay any interest or any fee or any other amount (other than principal) payable by the Borrower under any Loan Document when and as the same shall become due and payable;

(c)  any representation or warranty made or deemed made by an Obligor in this Agreement or any other Loan Document, or in any report, certificate or other document furnished pursuant to this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(b)(i) or (ii)(A), 6.02(a), (b) or (c) or 6.03;

(e)  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f)  the Borrower or any Guarantor shall fail to make any payment of principal of or interest on any Material Indebtedness, when and as the same shall become due and payable; or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of any KPE Party or its debts, or of a substantial part of its Property, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official (including Her Majesty’s Sheriff in Guernsey) for any KPE Party or for a substantial part of its Property, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)  any KPE Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official (including Her Majesty’s Sheriff in Guernsey) for any KPE Party or for a substantial part of its Property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)  any KPE Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)  one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower or any Guarantor and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower or any Guarantor to enforce any such judgment;

(k)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(l)  the Guarantee and Security Agreement (or any security interest therein) shall cease to be valid and binding on, or enforceable against, the Borrower and any Guarantor which is a Significant Subsidiary, or the Borrower or any such Guarantor shall so assert in writing; or

(m)  neither KKR nor an Affiliate thereof is providing investment management services to the Borrower substantially similar to those contained in the Services Agreement as in effect on the Closing Date;

then the Administrative Agent shall upon the request of the Majority Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments and the obligation of the Swing Line Lender to make Swing Line Loans, and thereupon they shall terminate immediately, (ii) terminate any obligation of the Issuing Lender to issue Letters of Credit hereunder, and thereupon such obligations shall terminate, (iii) declare the Loans and the Swing Line Loans and all other amounts payable by the Obligors under the Loan Documents to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and other amounts payable by the Obligors under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and/or (iv) require the Borrower to provide cash collateral for the outstanding L/C Reimbursement Obligations in an aggregate amount equal to the then aggregate L/C Exposure and thereupon the Borrower shall forthwith provide such cash collateral on terms and subject to documentation reasonably satisfactory to the Administrative Agent; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the Commitments and such obligations of the Issuing Lender shall automatically terminate and the principal of the Loans and Swing Line Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued under the Loan Documents, shall automatically become due and payable, and the Borrower shall automatically be required to provide such cash collateral, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Nothing herein shall terminate or otherwise modify the obligations of the Lenders under Section 2.02(d) or 2.03(c).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01.  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent under and in connection with the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

SECTION 8.02.  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03.  Exculpatory Provisions.

(a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)  shall not, except as expressly set forth in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c)  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or such issuance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a nationally recognized bank with an office in New York, New York or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this subsection; and provided, further, that resignation by the Administrative Agent shall not be effective until the Collateral has been transferred to a successor.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this subsection).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.  No Other Duties; Etc.  Anything herein to the contrary notwithstanding, the Lead Arrangers listed on the cover page hereof shall not, in such capacities, have any powers, duties or responsibilities under any of the Loan Documents.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;  provided, that no amendment, waiver or consent shall, unless in writing and signed by each Lender adversely affected thereby, do any of the following:  (a) subject such Lender to any additional obligations including, without limitation, any extension of the expiry date of the Commitment of such Lender, (b) reduce the principal of, or rate of interest on, any Loan or any fees or other amounts payable hereunder, (c) postpone any date for payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder when due (other than fees or other amounts payable for the sole account of an Issuing Lender), or (d) modify any of the provisions of the Loan Documents relating to pro rata payments; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (x) amend Section 3.07(a) or (b), or this Section 9.01, (y) change the advance rates under the Borrowing Base for either Tranche or the Portfolio Limitations with the effect of increasing the availability under the Borrowing Base for either Tranche, or (z) release all or substantially all of the Collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Issuing Lenders in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or, as the case may be, the Issuing Lenders under any Loan Document.

(b)                                 This Agreement, the Notes, the Guarantee and Security Agreement, the Fee Letter and the other agreements provided for herein constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof.

SECTION 9.02.  Notices, Etc.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsections (b) and (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)  if to the Borrower or any Guarantor:

KKR PEI Investments, L.P.
P.O. Box 255
Trafalgar Court, Les Banques
St. Peter Port, Guernsey GY1 3QL
Channel Islands

Attention: William J. Janetschek
Telephone No.: +44.1481.745.001
Telecopier No.: +44.1481.745.074

With a copy to:

KKR KPE LLC
9 West 57th Street
Suite 1640
New York, New York 10019

Attention: Kendra L. Decious
Telephone No.: 212-659-2050
Telecopier No.: 212-659-2040

(ii)  if to the Administrative Agent:

Citibank, N.A.
2 Penns Way, Suite 200
New Castle, Delaware 19720

Attention: Valerie Burrows
Telephone No.: 302-894-6065
Telecopier No.: 212-994-0961; and

(iii)   if to the Issuing Lender:

Wachovia Bank, N.A.
301 S. College Street, NC 5562
Charlotte, N.C. 28288
Attention: Karen Hanke
Telephone No.: 704-374-3061
Telecopier No.: 704-383-6647

(iv)  if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

provided, that any party may change its address or telecopier number for notices and other communications hereunder by notice to the other parties.  Except as provided in clause (d) below, notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices and communications to the Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.  Notices delivered through electronic communications to the extent provided in clauses (b) and (c) below, shall be effective as provided in said clauses (b) and (c).

(b)  The Borrower agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c)  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)  The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement, one or more e-mail addresses to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address or addresses.

(e)  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03.  No Waiver; Remedies; Setoff.

(a)  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b)  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of such now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.04.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Lead Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the facility contemplated hereby, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent (including the fees, charges and disbursements of any counsel for the Administrative Agent) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section.

(b)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, the Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Indemnitees in each relevant jurisdiction or of more than one such counsel to the extent any Indemnitee reasonably determines that there is an actual conflict of interest requiring the employment of separate counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Swing Line Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity.

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Swing Line Loan or the use of the proceeds thereof or any Letter of Credit.

(e)  Payments.  All amounts due under this Section shall be payable not later than 10 Business Days after demand therefor.

SECTION 9.05.  Binding Effect, Successors and Assigns.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.06. Assignments and Participations.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest in accordance with clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it);  provided, that

(i)   except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement under both Tranches with respect to the Loans or the Commitment assigned; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to notice to the Borrower and acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the Assignment Date specified in each Assignment and Assumption (an “Assignment Date”), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.11, 3.12 and 9.04 with respect to facts and circumstances occurring prior to such Assignment Date. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address specified in Section 9.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it);  provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 9.01 that affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 3.12 as though it were a Lender.

(e)  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.09 and 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(f)  Certain Pledges. Any Lender, without the consent of the Borrower or the Administrative Agent may at any time grant security interest in all or any portion of its rights under this Agreement or any Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

SECTION 9.07. Governing Law; Jurisdiction; Etc.

(a)  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  Submission to Jurisdiction. The Borrower irrevocably submits, for itself and its Property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and the Borrower irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its Properties in the courts of any jurisdiction.

(c)  Waiver of Venue. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) above. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process. The Borrower agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to KKR KPE LLC (the “Process Agent”) as agent for the Borrower in New York, New York for service of process at its address set forth in Section 9.02, or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower;  provided, that if the Process Agent changes its location (outside the Borough of Manhattan) or ceases to act as the Borrower’s agent for service of process, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, promptly appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as the Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(e)  Waiver of Immunity. To the extent that the Borrower may be or become entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

SECTION 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09. Counterparts; Integration; Effectiveness; Execution.

(a)  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Electronic Execution of Loan Documents or any Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Loan Documents or any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.10. Survival. The provisions of Sections 3.09, 3.11 and 3.12 and Article VIII and Section 9.04 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY

LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided, that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential, provided, that all information received pursuant to Section 6.01(a)(iii) through (vi) and 6.01(h) shall be treated as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. No Fiduciary Relationship. The Borrower acknowledges that neither any Lender nor the Administrative Agent has any fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with any Loan Document, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the

Borrower, on the other, in connection herewith or therewith is solely that of debtor and creditor. This Agreement does not create a joint venture among the parties.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16. Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Amounts denominated in such Specified Currency. The payment obligations of the Borrower under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder or under the Notes in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 9.17  European Monetary Union. (a)  Definitions. In this Section 9.17 and in each other provision of this Agreement to which reference is made in this Section 9.17 (whether expressly or impliedly), the following terms have the following respective meanings:

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.

“Euro” shall mean the single currency of Participating Member States of the European Union, which shall be a Currency under this Agreement.

“Euro Unit” shall mean a currency unit of the Euro.

“National Currency Unit” shall mean a unit of any Currency (other than a Euro Unit) of a Participating Member State.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Target Operating Day” shall mean any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

(b)  Alternative Currencies. If and to the extent that any EMU Legislation provides that an amount denominated either in the Euro or in the National Currency Unit of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in the Euro Unit or in that National Currency Unit, any party to this Agreement shall be entitled to pay such amount either in the Euro Unit or in such National Currency Unit.

(c)  Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account of the Borrower or any Lender, as the case may be, in the Principal Financial Center in the Participating Member State which the Borrower or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (c), “all relevant steps” shall mean all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the Euro.

(d)  Determination of Eurocurrency Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Loans, as the case may be, is determined under this Agreement for any Loan denominated in the Euro (or any National Currency Unit) for any Interest Period therefor, references in this Agreement to London Banking Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines that there is no Eurocurrency Rate displayed on the Screen Page for deposits denominated in the National Currency Unit in which any Loans are denominated, the Eurocurrency Rate for such Loans shall be based upon the rate displayed on the applicable Screen Page for the offering of deposits denominated in Euro Units.

(e)  Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount (or a multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or a multiple thereof) in the Euro Unit as the Administrative Agent may from time to time specify.

(f)  Other Consequential Changes. Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Section 9.17, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

KKR PEI INVESTMENTS, L.P.

By:	KKR PEI ASSOCIATES, L.P., its general partner
By:	KKR PEI GP Limited, its general partner

CITIBANK, N.A.,
as Administrative Agent

LENDERS

CITIBANK, N.A.

GOLDMAN SACHS CREDIT PARTNERS, L.P.

MORGAN STANLEY BANK

ABN AMRO BANK N.V.

BANK OF AMERICA, N.A.

BEAR STEARNS CORPORATE LENDING INC.

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG, NEW YORK BRANCH

JPMORGAN CHASE BANK, N.A.

LEHMAN COMMERCIAL PAPER INC.

MERRILL LYNCH BANK USA

ROYAL BANK OF CANADA

THE BANK OF NOVA SCOTIA

WACHOVIA BANK, NATIONAL ASSOCIATION